EXHIBIT 5.2

February 26, 2009	Borden Ladner Gervais LLP Lawyers l Patent & Trade-mark Agents 1000 Centerra Tower 400 Third Avenue S.W. Calgary, Alberta, Canada TsP 4H2 tel: (403) 232-9500 fax:(403) 266-1395 www.blgcanada.com

Re: Husky Energy Inc. - Registration Statement on Form F-9

We refer to the registration statement on Form F-9 (File No. 333-157389, the "Registration Statement") to be filed by Husky Energy Inc. (the "Corporation") with the U.S. Securities and Exchange Commission.

We hereby consent to all references to this firm in the Registration Statement, including the references in the Registration Statement under the captions "Description of Debt Securities - Enforceability of Judgements", "Legal Matters" and "Documents Filed as Part of the Registration Statement".

Yours truly,

BORDEN LADNER GERVAIS LLP

Borden Ladner Gervais LLP Is an Ontario Limited Liability Partnership